Exhibit 10.17

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is entered into as of this 20th day of December, 2005, by and between NewMil Bancorp, Inc., a Delaware corporation (hereafter “NewMil Bancorp”), and John A. Baker, Executive Vice President of NewMil Bank (the “Executive”).

Whereas, the Executive is employed by NewMil Bank, a Connecticut-chartered, FDIC-insured savings bank and subsidiary of NewMil Bancorp, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of NewMil Bancorp and its subsidiaries,

Whereas, NewMil Bancorp desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of NewMil Bancorp and subsidiary, and NewMil Bancorp desires to assure itself of the current and future continuity of management and establish minimum severance benefits for certain of its officers, including the Executive, if a Change in Control occurs,

Whereas, NewMil Bancorp wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of NewMil Bancorp, is contemplated insofar as either of NewMil Bancorp or any of its subsidiaries is concerned, and

Whereas, the Executive and NewMil Bancorp are parties to a Change in Control Agreement dated as of January 1, 2002, but the Executive and NewMil Bancorp intend that this Agreement supersede and replace the previous agreement in its entirety.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Change in Control Combined with Employment Termination. (a) Termination of Executive within two years after a Change in Control. If a Change in Control occurs during the term of this Agreement and if either of the following occurs, the Executive shall be entitled to severance benefits specified in Section 2 of this Agreement -

1)
Termination by NewMil Bancorp or Subsidiary: the Executive’s employment with NewMil Bancorp or its Subsidiaries is involuntarily terminated within two years after a Change in Control, except for termination under Section 4 of this Agreement. For purposes of this Agreement, “Subsidiary” means an entity in which NewMil Bancorp directly or indirectly beneficially owns 50% or more of the outstanding voting securities, or

2)
Termination by the Executive for Good Reason: the Executive terminates employment with NewMil Bancorp or Subsidiaries for Good Reason (as defined in Section 3) within two years after a Change in Control.

If the Executive’s employment terminates after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Agreement termination of the Executive’s employment shall be deemed to have occurred after the Change in Control.

(b) Definition of Change in Control. For purposes of this Agreement, “Change in Control” means -

1)
Merger: NewMil Bancorp merges into or consolidates with another corporation, or merges another corporation into NewMil Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of NewMil Bancorp’s voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term person means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity, or

2)
Acquisition of Significant Share Ownership: a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G), is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of NewMil Bancorp’s voting securities (but this clause (2) shall not apply to beneficial ownership of voting shares held by a Subsidiary in a fiduciary capacity), or

3)
Change in Board Composition: during any period of two consecutive years, individuals who constitute NewMil Bancorp’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that - for purposes of this clause (3) - each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

4)
Sale of Assets: NewMil Bancorp sells to a third party substantially all of NewMil Bancorp’s assets. For purposes of this Agreement, sale of substantially all of NewMil Bancorp’s assets includes sale of the shares or assets of NewMil Bank.

2. Severance Benefits. (a) Severance Benefits. The severance benefits to which the Executive is entitled under Section 1 are as follows -

1)
Lump Sum Payment: NewMil Bancorp shall make a lump sum payment to the Executive in an amount in cash equal to 1.0 times the Executive’s annual compensation. For purposes of this Agreement, annual compensation means (a) the Executive’s annual base salary on the date of the Change in Control or the Executive’s termination of employment, whichever amount is greater, plus (b) any bonuses or incentive compensation earned for the calendar year immediately before the year in which the Change in Control occurred or immediately before the year in which termination of employment occurred, whichever amount is greater, regardless of when the bonus or incentive compensation is or was paid. NewMil Bancorp recognizes that the bonus and incentive compensation earned by the Executive for a particular year’s service might be paid in the year after the calendar year in which the bonus or incentive compensation is earned. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this Section 2(a)(1) is payable no later than 5 business days after the date the Executive’s employment terminates. If the Executive terminates employment for Good Reason, the date of termination shall be the date specified by the Executive in the notice of termination.

2)
Benefit Plans: NewMil Bancorp shall cause the Executive to become fully vested in any qualified and non-qualified plans, programs or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control. NewMil Bancorp also shall contribute or cause a Subsidiary to contribute to the Executive’s 401(k) plan account, if any, the matching and profit-sharing contributions, if any, that the Executive is entitled to based upon all W-2 income earned for the plan year.

3)
Outplacement Assistance: NewMil Bancorp will pay reasonable expenses associated with the outplacement of the Executive to a professional outplacement firm up to a maximum of $30,000, which shall be for the purpose of trying to place the Executive into a position comparable to that held by the Executive prior to the Change in Control. Should the Executive become reemployed before the $30,000 is exhausted, no further payment to the outplacement firm or the Executive shall be made. Typical outplacement assistance may include the costs of office or administrative support facilitated through the outplacement firm.

(b) No mitigation required. NewMil Bancorp hereby acknowledges that it will be difficult and could be impossible (1) for the Executive to find reasonably comparable employment, and (2) to measure the amount of damages the Executive suffers as a result of employment termination. Additionally, NewMil Bancorp acknowledges that its general severance pay plans do not provide for mitigation, offset or reduction of any severance payment received thereunder. NewMil Bancorp further acknowledges that the payment of severance and termination benefits by NewMil Bancorp under this Agreement is reasonable and will be liquidated damages, and the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

3. Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events or conditions without the Executive’s express written consent -

(a) Reduced base salary: involuntary reduction of the Executive’s base salary, or

(b) Participation in benefit plans reduced or terminated: reduction of the Executive’s bonus, incentive, or other compensation award opportunities under NewMil Bancorp’s or Subsidiaries’ benefit plans, unless a company-wide reduction of all officers’ award opportunities occurs simultaneously, or termination of the Executive’s participation in any officer or employee benefit plan maintained by NewMil Bancorp or Subsidiaries, unless the plan is terminated because of changes in law or loss of tax deductibility to NewMil Bancorp or Subsidiaries for contributions to the plan, or unless the plan is terminated as a matter of policy applied equally to all participants in the plan, or

(c) Reduced responsibilities or status: assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s duties and responsibilities immediately before the Change in Control; any other action by NewMil Bancorp or its successor that results in a material reduction or material adverse change in the Executive’s position, authority, duties or responsibilities; failure to nominate the Executive as a director of NewMil Bancorp if the Executive shall have been a director immediately before the Change in Control; or failure to elect or reelect the Executive or cause the Executive to be elected or reelected to the board of directors of NewMil Bank if the Executive shall have been a director immediately before the Change in Control, or

(d) Failure to obtain assumption agreement: failure to obtain an assumption of NewMil Bancorp’s obligations under this Agreement by any successor to NewMil Bancorp, regardless of whether succession is a result of a merger, consolidation, sale of assets, or other form of reorganization, or

(e) Material breach: a material breach of this Agreement by NewMil Bancorp that is not corrected within a reasonable time, or

(f) Relocation of the Executive: relocation of NewMil Bancorp’s principal executive offices, or requiring the Executive to change the Executive’s principal work location, to any location that is more than 15 miles from the location of NewMil Bancorp’s principal executive offices on the date of the Change in Control.

4. Termination for Which No Severance Benefits Are Payable. Anything in this Agreement to the contrary notwithstanding, under no circumstance shall the Executive be entitled to severance benefits if employment termination is for Cause. For purposes of this Agreement, “Cause” means the Executive shall have committed any of the following acts -

(a) Fraud, embezzlement, theft or other crime: an act of fraud, embezzlement, or theft, commission of a felony, or commission of a misdemeanor involving moral turpitude, or

(b) Damage to property: intentional wrongful damage to the business or property of NewMil Bancorp or Subsidiaries that in NewMil Bancorp’s sole judgment causes material harm to NewMil Bancorp or Subsidiaries, or

(c) Negligence and other actions: gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Executive’s duties as an officer of NewMil Bancorp or Subsidiaries, or

(d) Violation of law or policy: intentional violation of any law or significant policy of NewMil Bancorp or Subsidiaries committed in connection with the Executive’s employment that, in NewMil Bancorp’s sole judgment, has an adverse effect on NewMil Bancorp or Subsidiaries, or

(e) Removal: removal of the Executive from office or permanent prohibition from participating in NewMil Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(f) Disclosure of trade secrets: intentional wrongful disclosure of secret processes or confidential information of NewMil Bancorp or a Subsidiary that in NewMil Bancorp’s sole judgment causes material harm to NewMil Bancorp or the Subsidiary, or

(g) Termination for cause under an employment agreement: any actions that have caused the Executive to be terminated for cause under any employment agreement existing on the date hereof or hereafter entered into between the Executive and NewMil Bancorp or a Subsidiary.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of NewMil Bancorp or a Subsidiary.

5. Term of Agreement. The initial term of this Agreement shall be for a period of three years, commencing December 20, 2005. On the first anniversary of the effective date of this Agreement, and on each anniversary thereafter, this Agreement shall be extended automatically for one additional year unless NewMil Bancorp’s board of directors gives notice to the Executive in writing at least 90 days before the anniversary that the term of this Agreement will not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive. References herein to the term of this Agreement mean the initial term and extensions of the initial term. Unless terminated earlier, this Agreement shall terminate when the Executive attains age 65. If the board of directors decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires. The board’s decision not to extend the term of this Agreement shall not - by itself - give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under this Agreement.

6. This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (a) this Agreement is not a management or employment agreement and (b) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by NewMil Bancorp or any Subsidiary or successor of NewMil Bancorp, nor shall it give NewMil Bancorp any rights or impose any obligations for the continued performance of duties by the Executive for NewMil Bancorp or any Subsidiary or successor of NewMil Bancorp.

7. Taxes. NewMil Bancorp may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation or ruling. NewMil Bancorp and the Executive intend that their exercise of authority or discretion under this Change in Control Agreement shall comply with section 409A of the Internal Revenue Code of 1986 and Treasury Department regulations and guidance of general application issued thereunder. To ensure that the Executive is not subject to interest and penalties that may be imposed under section 409A, NewMil Bancorp and the Executive agree to amend this Change in Control Agreement as necessary to avoid application of interest and penalties imposed under section 409A and the regulations and guidance of general application issued thereunder. If any provision of this Change in Control Agreement does not satisfy the requirements of section 409A or the regulations and guidance of general application issued thereunder, such provision shall be applied in a manner consistent with those requirements, notwithstanding any provision of this Change in Control Agreement.

8. Successors and Assigns. (a) This Agreement is binding on NewMil Bancorp’s successors. This Agreement shall be binding upon NewMil Bancorp and any successor to NewMil Bancorp, including any persons acquiring directly or indirectly all or substantially all of the business or assets of NewMil Bancorp by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be “NewMil Bancorp” for purposes of this Agreement. But this Agreement and NewMil Bancorp’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by NewMil Bancorp. By agreement in form and substance satisfactory to the Executive, NewMil Bancorp shall require any successor to all or substantially all of the business or assets of NewMil Bancorp expressly to assume and agree to perform this Agreement in the same manner and to the same extent NewMil Bancorp would be required to perform if no such succession had occurred.

(b) This Agreement is enforceable by the Executive and the Executive’s heirs. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

(c) This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section 8. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8, NewMil Bancorp shall have no liability to pay any amount to the assignee or transferee.

9. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of NewMil Bancorp at the time of the delivery of such notice, and properly addressed to NewMil Bancorp if addressed to the Board of Directors, NewMil Bancorp, Inc., 19 Main Street, P.O. Box 600, New Milford, Connecticut 06776-0600.

10. Captions and Counterparts. The headings and subheadings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

11. Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing or writings signed by the Executive and by NewMil Bancorp. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any other time.

12. Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.
13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Connecticut, without giving effect to the principles of conflict of laws of such State.

14. Entire Agreement. This Agreement constitutes the entire agreement between NewMil Bancorp and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. This Agreement supersedes in its entirety the Change in Control Agreement dated as of January 1, 2002 entered into by the Executive and NewMil Bancorp, as amended or supplemented. The January 1, 2002 Change in Control Agreement shall hereafter be void and of no force or effect.

15. Payment of Legal Fees after a Change in Control Occurs. NewMil Bancorp is aware that after a Change in Control management could cause or attempt to cause NewMil Bancorp to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause NewMil Bancorp to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. It is NewMil Bancorp’s intention that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is NewMil Bancorp’s intention that the Executive not be forced to negotiate settlement of the Executive’s rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change of Control occurs it appears to the Executive that (a) NewMil Bancorp has failed to comply with any of its obligations under this Agreement, or (b) NewMil Bancorp or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, NewMil Bancorp irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at NewMil Bancorp’s expense as provided in this section 15, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against NewMil Bancorp or any director, officer, stockholder, or other person affiliated with NewMil Bancorp, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between NewMil Bancorp and any counsel chosen by the Executive under this section 15, NewMil Bancorp irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and NewMil Bancorp and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by NewMil Bancorp on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $50,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. NewMil Bancorp’s obligation to pay the Executive’s legal fees provided by this section 15 operates separately from and in addition to any legal fee reimbursement obligation NewMil Bancorp may have with the Executive under any separate severance, employment, salary continuation, or other agreement. Anything in this section 15 to the contrary notwithstanding however, NewMil Bancorp shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

In Witness Whereof, the parties have executed this Change in Control Agreement as of the date first written above.

Executive	NewMil Bancorp, Inc.

/s/ John A. Baker	By: /s/ Francis J. Wiatr
John A. Baker	Francis J. Wiatr
Executive Vice President	Its: Chairman, President and Chief
Executive Officer

County of Litchfield )
) ss:
State of Connecticut )

Before me this 20th day of December, 2005, personally appeared the above named Francis J. Wiatr and John A. Baker, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

________________________________
(Notary Seal)	Notary Public
My Commission Expires: